COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Wednesday, January 31, 2007

COACHMEN INDUSTRIES, INC. APPOINTS HOUSING AND BUILDING GROUP VICE PRESIDENT OF SALES

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced the appointment of Art Breitenstein as Vice President of Sales for the Company’s Housing and Building Group.

Mr. Breitenstein was formerly in charge of sales and recruiting at Norse Building Systems, Inc. of Ladysmith, Wisconsin.  He has extensive experience in the modular home industry as well as more than two decades of sales and marketing experience in consumer products, including more than 18 years in sales and marketing at Rayovac Corporation.  He has spent the last five years in senior management positions in the modular housing industry at Norse Building Systems and the John Wick Homes subsidiary of John Wick Building Systems, Inc., a regional manufacturer of modular and manufactured homes in the Midwest.  Mr. Breitenstein holds a Bachelor’s degree in Education and Economics from Rhode Island College.  Rick Bedell, President of the Housing and Building Group commented, “We are extremely pleased to have Art join our senior management team.  He has demonstrated experience, successfully and profitably growing modular home businesses in Wisconsin over the last five years.  Art’s extensive background in sales and marketing will be instrumental in our efforts to spur top line growth.”  Mr. Breitenstein’s appointment will be effective as of February 6, 2007.

Coachmen Industries, Inc., through its prominent industry subsidiaries, is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings. The Company's well-known RV brand names include COACHMEN®, GEORGIE BOY®, SPORTSCOACH® and VIKING®.  Coachmen's ALL AMERICAN HOMES subsidiary is one of the nation’s largest producers of systems-built homes, and also a major builder of multi-family residential and commercial structures with its ALL AMERICAN BUILDING SYSTEMS® products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

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Coachmen Industries, Inc. Appoints Housing and Building Group Vice President of Sales

January 31, 2007

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carryforwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Jeffery A. Tryka, CFA

     Director of Planning and Investor Relations

     574-262-0123

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